Exhibit 8.1

[Allen & Overy letterhead]

Celyad SA

Rue Edouard Belin 12

B-1435 Mont-Saint-Guibert

Belgium

Att. Mr Christian Homsy and Mr Patrick Jeanmart

Brussels, May 29, 2015

Dear Sirs,

Celyad SA – Initial public offering

We have acted as Belgian legal counsel to Celyad SA, a limited liability company (“naamloze vennootschap”/”société anonyme”) with registered office at Rue Edouard Belin 12, 1435 Mont-Saint- Guibert, Belgium, on certain legal matters of Belgian law in connection with the Company’s registration statement (the Registration Statement) on Form F-1, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), in respect of the Company’s proposed initial public offering (the IPO) of American Depository Shares, representing new ordinary shares of the Company (the Offer Shares) covered by the Registration Statement to which this opinion is an exhibit (the Transaction).

The Offer Shares will comprise (i) new shares to be issued by the Company pursuant to a capital increase with restriction of the preferential subscription rights of existing shareholders resolved by the Company’s board of directors on [June 12,] 2015 and (ii) additional new shares to be issued at the option of the underwriters in order to cover over-allotments made in the context of the IPO.

For the purpose of this opinion we have examined the following documents (the Documents):

(a)	a copy of the Form F-1 Registration Statement, dated May 18, 2015;

(b)	the form of underwriting agreement proposed to be entered into by and between the Company and UBS Securities LLC as representative of the several underwriters named therein, filed as an exhibit to the Registration Statement (the Underwriting Agreement);

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD, and at its Belgian offices.

Enterprise number/VAT number: BE 0865 011 356 RPM/RPR Brussels

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C. and Yangon.

(c)	the form of deposit agreement proposed to be entered into by and between the Company, Citibank NA, and the holders and beneficial owners from time to time of the ADSs, filed as an exhibit to the Registration Statement (the Deposit Agreement);

together with such other publicly available documents as we have considered it necessary or desirable.

Assumptions

Our opinion is based upon the following assumptions:

(d)	the statements of facts contained in the Documents are accurate, complete and up-to-date as of the date hereof;

(e)	that documents examined by us in draft form have been and, for those that have not been executed yet, will be executed in such form on or around pricing of the IPO;

(f)	that the respective parties to all Documents and all persons having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of the Documents;

(g)	the Company is resident in Belgium for Belgian tax purposes; and

(h)	no person will conduct any activities on behalf of the Company other than as contemplated by the Documents.

Opinion

Based upon the foregoing, and subject to the assumptions, and limitations stated herein and in the Registration Statement, the legal statements set forth in the Registration Statement under the heading “Material income tax considerations – Belgian Tax Consequences”, insofar as such statements discuss the material Belgian tax consequences of the ownership of ADSs by a U.S. holder of ADSs, represent our opinion with respect to and limited to the matters referred to therein.

Limitations

In this opinion, Belgian legal concepts are expressed in English terms. These concepts may not be identical to the concepts of other jurisdictions which are using the same terms in English. All legal concepts used or referred to in this opinion should be exclusively interpreted according to their respective meaning under the laws of Belgium.

This opinion only speaks at the date hereof. This opinion is limited to Belgian tax law as currently in force and published Belgian case law. We have no obligation to advise the addressees (or any third party) of any changes in the law or facts that may occur after the date of this Opinion. This opinion is given in accordance with the rules and standards of the Brussels Bar and is governed by Belgian law.

This opinion may only be relied upon in connection with the Registration Statement by the Company and by the purchasers to whom the Offer Shares have been allocated as part of the Transaction.

It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts or the accuracy of any of the representations and warranties as to matters of fact (including statements of foreign law), or the reasonableness of any statements of opinion or intention, contained in or relevant to any document referred to in this opinion or that no material facts have been omitted from such documents.

This opinion is delivered by Allen & Overy LLP and to the extent that the delivery of this opinion would give rise to any liability to a person referred to in paragraph (b) above, only Allen & Overy LLP will incur such liability, with the exclusion of the personal liability of any partner, lawyer, consultant or employee of Allen & Overy LLP.

The opinions expressed in this opinion are to be construed and interpreted in accordance with Belgian law. The competent courts at Brussels, Belgium have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion and all matters related to the legal relationship between yourself and Allen & Overy LLP, as well as between the purchasers of the Offer Shares and Allen & Overy LLP, including the above submission to jurisdiction, are governed by Belgian law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the capital “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Allen & Overy LLP

Allen & Overy LLP

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